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                           [LOGO OF APPLIED IMAGING]

                                                                    Exhibit 24.2

March 28, 2000


This is to confirm that Michael J. Braden has left Applied Imaging Corporation on February 23, 2000.

/s/ John Sipin
John Sipin
Acting Chief Financial Officer

           2380 Walsh Avenue, Bldg. B, Santa Clara, California 95051
                 Telephone (408) 562-0250, Fax (408) 562-0264